Exhibit (a)(6)

FOR IMMEDIATE RELEASE

United Development Funding IV

Announces Preliminary Results of Tender Offer

Grapevine, TX, July 2, 2014 – United Development Funding IV (the "Trust") (NASDAQ: "UDF"), announced today the preliminary results of its tender offer for the purchase of up to 1,707,317 common shares of beneficial interest of the Trust (the “Common Shares”), which expired at 12:01 a.m., Eastern Time, on July 2 , 2014.

Based on the preliminary count by DST Systems, Inc., the paying agent and depositary for the tender offer, a total of 5,057,648 Common Shares were properly tendered and not properly withdrawn at the purchase price of $20.50 per share.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the paying agent and depositary, the Trust will accept for purchase 1,707,317 Common Shares properly tendered and not properly withdrawn prior to the expiration of the tender offer at a purchase price of $20.50 per share, for an aggregate cost of approximately $35,000,000, excluding fees and expenses relating to the tender offer. The 1,707,317 shares to be accepted for purchase in the tender offer represent approximately 5.28% of the Trust’s currently issued and outstanding Common Shares.

Due to the oversubscription of the tender offer, shareholders who properly tendered and did not properly withdraw their Common Shares in the tender offer will have approximately 28.64% of their shares purchased on a pro rata basis (other than "odd lot" holders, whose shares will be purchased on a priority basis).

The paying agent will promptly issue payment for the shares properly tendered and accepted for purchase in accordance with the terms and conditions of the tender offer. Shares tendered and not accepted for purchase will be returned promptly to shareholders.

Based on these preliminary results, the Trust anticipates that following settlement of the tender offer, it will have approximately 30,618,142 shares outstanding.

Investor questions concerning the tender offer may be directed to the information agent for the offer, American National Stock Transfer, LLC at (877) 373-2522.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of United Development Funding IV.

About United Development Funding IV

United Development Funding IV is a publicly traded Maryland real estate investment trust listed on The NASDAQ Global Select Market. UDF IV was formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may relate to anticipated financial performance, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. These forward-looking statements are based on management’s current intents, beliefs, expectations and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in these forward-looking statements. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements made by us or on our behalf to reflect changed assumptions, the occurrence of unanticipated events or changes as a result of new information, future developments, subsequent events or circumstances or otherwise.  Factors that could cause actual results to differ materially from any forward-looking statements include but are not limited to changes in general economic conditions; changes in real estate conditions; development costs that may exceed estimates; development delays; increases in interest rates or decreases in residential lot take down or purchase rates or prices; our borrowers’ inability to sell residential lots; and the potential need to fund development costs not completed by the initial borrower or other capital expenditures out of operating cash flows. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contacts:

Tony DeFazio	Mike Wilson
DDCWorks	United Development Funding
tdefazio@ddcworks.com	mwilson@umth.com
Ph: 484-342-3600	Ph: 817- 835-0650